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Exhibit 2.1

AGREEMENT OF MERGER

        AGREEMENT OF MERGER, dated this 1st day of November, 2004, pursuant to Section 251 of the General Corporation Law of the State of Delaware ("DGCL"), between Jefferson Smurfit Corporation (U.S.), a Delaware corporation ("JSCUS") and Stone Container Corporation, a Delaware corporation ("Stone").

WITNESSETH that:

        WHEREAS, JSCUS and Stone desire to merge into a single corporation, as hereinafter specified; and

        WHEREAS, the registered office of Stone in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is THE CORPORATION TRUST COMPANY; and

        WHEREAS, the registered office of JSCUS in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is THE CORPORATION TRUST COMPANY.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, the parties hereto do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

        FIRST: Stone hereby merges into itself JSCUS and JSCUS shall be and hereby is merged with and into Stone, which shall be the surviving corporation (the "Surviving Corporation").

        SECOND: Except as amended pursuant to Article Third below, the Restated Certificate of Incorporation of Stone, as heretofore amended and as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Restated Certificate of Incorporation of the Surviving Corporation until the same shall be further altered, amended or repealed as therein provided.

        THIRD: The Article I of the Restated Certificate of Incorporation of Surviving Corporation, is amended as follows:

          "First, the name of the corporation is Smurfit-Stone Container Enterprises, Inc."

        FOURTH: The common stock of JSCUS, and all rights in respect thereof, shall forthwith, effective at the time of such merger, be cancelled and cease to exist.

        FIFTH: The terms and conditions of the merger are as follows:

          (a)   The By-laws of Stone as they shall exist on the date of the merger provided for in this Agreement shall be and remain the By-laws of the Surviving Corporation until the same shall be altered, amended or repealed as therein provided.

          (b)   The directors and officers of Stone shall continue in office as the directors and officers of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation and until their successors shall have been elected and qualified.

          (c)   If this Agreement is not terminated, a Certificate of Merger with respect to this merger promptly shall be filed and recorded with the Secretary of State of the State of Delaware in accordance with the DGCL. This merger shall become effective upon filing with the Secretary of State of Delaware.

          (d)   Upon the merger becoming effective, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of JSCUS shall be transferred to, vested in and devolve upon the Surviving Corporation, without further act or deed and all property, rights, and every other interest of the Surviving Corporation and JSCUS shall be as effectively the property of the Surviving Corporation with the effect set forth in the DGCL. JSCUS hereby agrees from time to time, as and when requested by the Surviving Corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Corporation, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, title to and possession of any property of JSCUS acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors or managers of JSCUS and the proper officers and directors of the Surviving Corporation, are fully authorized in the name of JSCUS or otherwise to take any and all such action.

          (e)   The Surviving Corporation shall succeed to all of the debts, choses in action and other interests due of belonging to JSCUS and shall be subject to, and responsible for, all of the debts, liabilities and duties of JSCUS with the effect set forth in the DGCL.

        SIXTH: Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be amended, terminated or abandoned by JSCUS or Stone at any time prior to the time that the Certificate of Merger is filed with the Secretary of State of Delaware and the merger becomes effective in accordance with the DGCL.

        SEVENTH: This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

        EIGHTH: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws thereof.

        [signature page follows]

        IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto by their duly authorized officers, as of the date first above written.

STONE CONTAINER CORPORATION
By:	/s/ PATRICK J. MOORE Patrick J. Moore President and Chief Executive Officer
JEFFERSON SMURFIT CORPORATION (U.S.)
By:	/s/ PATRICK J. MOORE Patrick J. Moore President and Chief Executive Officer

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  Exhibit 2.1
AGREEMENT OF MERGER